Exhibit 10.1

AMENDMENT TO STOCK OPTION GRANTS

The following shall constitute an amendment to certain stock option agreements entered into by and between Barry Bergsman (“Director”) and NTN Buzztime, Inc. (the “Company”).

RECITALS

A. Over the course of Director’s service on the Board of Directors (the “Board”) of the Company, the Company granted stock options (the “Options”) to Director under the terms of the Company’s stock plans then in effect (collectively, the “Stock Plans”). The details of the Options are set forth in the Options and Awards Summary attached hereto. Each Option is evidenced by certain documentation, including but not limited to an Annual Director Stock Option Agreement (collectively, the “Option Agreements”) and the Stock Plan from which each Option was granted.

B. In connection with Director’s resignation from the Board effective October 31, 2008, the Board has amended the Options and the respective Option Agreements to provide for extended exercise periods following termination of Director’s service on the Board, with such amendments taking effect as set forth in this Amendment, effective October 31, 2008. All other provisions of the Option Agreements that are not modified by this Amendment remain in full force and effect.

NOW, THEREFORE, pursuant to the terms of the Option Agreements and the Stock Plans, and in consideration of the mutual promises, covenants and conditions hereinafter set forth, the parties hereto mutually agree as follows:

1. Notwithstanding the language set forth in each Option Agreement related to the period of time following termination of Director’s service on the Board in which vested Options must be exercised, the terms of each Option are amended to provide as follows:

(a) Each Option granted prior to June 2007 shall hereafter be exercisable until the earlier of the Expiration Date (as defined in the applicable Option Agreement) and October 31, 2011.

(b) The Option granted on June 15, 2007, shall hereafter be exercisable until the earlier of the Expiration Date and October 31, 2010.

2. Entire Agreement. Each Option and applicable Option Agreement is amended by the provisions of this Amendment. Except as so amended, the terms of the Options and the Option Agreements shall remain in full force and effect. In the event of any conflict between this Amendment and the Options and Option Agreements, this Amendment shall govern. This Amendment and the Option Agreements, with the exhibits attached thereto, constitute the entire agreement between Director and the Company regarding the terms and conditions of Director’s Options. This Amendment supersedes all prior negotiations, representations or agreements between Director and the Company, whether written or oral, concerning the modifications of Director’s Options.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year written below.

NTN Buzztime, Inc.

By:	/s/ Michael K. Fleming
Michael K. Fleming
On Behalf of the Board of Directors

Date: October 16, 2008

/s/ Barry Bergsman, an individual

Barry Bergsman

Date: October 16, 2008

EXHIBIT A

Grant Date	Number of Options Granted	Options Vested
6/29/2001	20,000	20,000
5/31/2002	20,000	20,000
5/2/2003	20,000	20,000
9/30/2004	20,000	20,000
6/10/2005	20,000	20,000
6/14/2006	20,000	20,000
6/15/2007	20,000	20,000

Total	140,000	140,000